EXHIBIT 10.2

ADDENDUM TO ASSET PURCHASE AGREEMENT

This Addendum to Asset Purchase Agreement (the "Addendum") is made and entered into this 30th day of April, 2024, by and between Human Bees, Inc., a California corporation, (together with each Affiliate entity that is listed in the Schedule of Seller Entities as set forth in the Disclosure Schedule, and that is a signatory hereto, collectively “Seller”), and ShiftPixy, Inc., a Wyoming corporation (“Buyer” and together with Seller, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Seller and Buyer entered into an Asset Purchase Agreement dated March 22, 2024 (the "Agreement"); and

WHEREAS, the parties wish to amend the Agreement; and

WHEREAS, concurrently with the execution and delivery of this Addendum, as a material inducement to Seller to enter into this Addendum, Seller, Buyer and Argent Institutional Trust Company, a Florida chartered trust company (the “Escrow Agent”), entered into that certain Escrow Agreement, dated as of the date hereof and attached hereto as an Exhibit (the “Escrow Agreement”), which will be effective as of the date hereof and pursuant to which, among other things, Buyer deposited One Hundred Thousand Dollars ($100,000) (the “Escrow Amount”) with the Escrow Agent, which amount shall be held and disbursed by the Escrow Agent in accordance with this Addendum and the Escrow Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AMENDMENTS

Section 1. Amendments to the Agreement. The Agreement is amended as follows:

(a)	The term “Beegenious.ai” is replaced by the properly spelled “Beegenius.ai”.

(b)	The assets (including intellectual property) of Golden Hive and JobMobz shall not be considered an Excluded Asset, with such to be protected by the NCCA.

(c)

The following clause is hereby appended to Section 1.5 of the Agreement: “On the date hereof, concurrently with the execution and delivery of this Agreement, Buyer shall pay, or cause to be paid, to the Escrow Agent, an amount in cash equal to the Escrow Amount into an escrow account (the “Escrow Account”), which shall be established by Buyer and Seller on the date hereof in accordance with the Escrow Agreement, by wire transfer of immediately available funds pursuant to the wire instructions designed in writing by the Escrow Agent prior to the date hereof. No later than three (3) business days prior to the Closing Date, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent requesting that all of the then-remaining funds in the Escrow Account at such time be released from the Escrow Account to Seller at the Closing as a credit towards the Closing Payment cash due from Buyer.

(d)	Section 1.8 (3) Seller’s Counsel Opinion, Section 1.8 (10) FIRPTA Certificate, and Section 1.8 (12) Bulk Sales and Sale of Business Notices and/or Releases are hereby stricken from the Agreement.

(e)	Any references in the Agreement to a “Limited Liability Company” and “Manager” are hereby changed to “Corporate” and “Officer” respectively.

(f)	Any references in the Agreement to “the Company” are hereby changed to “Seller”.

(g)	For purposes of the Agreement, “Closing Documents” and “Ancillary Agreements” shall be interchangeable.

(h)

The following section is added to the end of Article III: “Section 3.9 Sufficiency of Funds; Valid Issuance. At the time that the Closing Date will be set, the Buyer shall have immediately available funds to pay the full Closing Payment and sufficient shareholder equity to make all other payments required by the terms of this Agreement, the Ancillary Agreements and the Acquired Contracts, to pay all related fees and expenses in connection with this Agreement, the Ancillary Agreements and the Acquired Contracts, and to otherwise consummate the transaction contemplated by this Agreement and each of the Ancillary Agreements to which it is or will be party. Any Purchase Price Shares to be issued pursuant to and in accordance with Section 1.5 have been duly and validly authorized and, when issued to Seller in the manner contemplated by this Agreement, will be validly issued and fully paid, and will be free and clear of all Liens, other than those contained or specified in this Agreement, the governing documents of Buyer and restrictions of general applicability imposed by federal or state securities Laws. Any Purchase Price Shares to be issued pursuant to and in accordance with Section 1.5 will be issued in compliance with all applicable state and federal securities Laws.”

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(i)

The following clause is appended to Section 4.6 (b): “If the transaction contemplated by this Agreement results in the reassessment of the value of any real property for real property or similar tax purposes, then (i) the amount of such real property or similar taxes (A) for any taxable year that ends prior to or on the Closing Date or (B) for the portion of a Straddle Period ending on the Closing Date shall be determined on a daily basis, using the assessed value and tax rate that would have applied had such transactions not occurred, and (ii) the portion of such real property or similar taxes for the portion of such Straddle Period beginning on the day after the Closing Date shall be the total real property or similar taxes for the Straddle Period minus the amount described in clause (i) of this sentence. Notwithstanding the foregoing, or anything to the contrary in this Agreement, any Taxes resulting from transactions or actions taken by Buyer or its Affiliates on the Closing Date after the Closing with respect to the Acquired Assets shall be apportioned to the taxable period (or portion thereof) beginning after the Closing Date.”

(j)	Section 4.14 is hereby stricken from the Agreement.

(k)

The following clause is appended to the end of Section 4.26: “Each of the Purchase Price Shares if so redeemed shall have a deemed price per share that is equal to greater of (a) the Deemed Value and (b) the average closing price per share of ShiftPixy, Inc. Common Stock for the ten trading days ending two trading days prior to the date of the proposed redemption; the closing price per share shall be the closing price on Nasdaq (or, if Buyer’s stock is not then listed on such market, on the principal other U.S. national or regional securities exchange on which the stock is then listed or principal other U.S. national or regional market on which stock is then traded).”

(l)

The following clause shall be appended to the end of Section 6.5: “Notwithstanding anything herein to the contrary, no Party or other Person entitled to indemnification under this Article VI shall be entitled to indemnification or reimbursement under any provision of this Agreement or any Ancillary Agreement for any amount to the extent such Party, other Person or their respective Affiliate has been actually indemnified or reimbursed for such amount under any other provision of this Agreement or any Ancillary Agreement.”

(m)	In Section 7.1 (b), the Outside Date is amended to May 31, 2024.

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(n)	The following section is appended to the end of Article VII. Termination: “Section 7.3 Termination Fee.

(a) If this Agreement is terminated by Seller pursuant to this Article VII (the date on which written notice of such termination is given by Seller to Buyer, the “Termination Date”), then (i) Buyer shall pay or cause to be paid an amount in cash equal to the Audit Expenses as of the Termination Date (the “Audit Termination Fee”) to Seller promptly (and, in any event, within two (2) Business Days of the Termination Date) by wire transfer of same day funds to an account designated by Seller, which amount shall not be subject to offset or deduction of any kind by Buyer, and (ii) on the Termination Date, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent requesting that all of the then-remaining funds in the Escrow Account (the “Escrow Termination Fee” and, together with the Audit Termination Fee, the “Termination Fee”) at such time be released from the Escrow Account to Seller within two (2) Business Days of the Termination Date.

(b) This Section 7.3 shall not limit (i) the rights of Seller in the case of willful breach by Buyer of the terms and provisions of this Agreement prior to termination, (ii) any Person’s obligations pursuant to the Confidentiality Agreement, all of which shall survive in accordance with the terms contained therein, (iii) Seller’s rights of specific performance pursuant to, and subject to the limitations in, Section 8.12 of this Agreement prior to the termination of this Agreement, (iv) Seller’s right to be reimbursed for any costs and expenses and receive interest, as applicable, pursuant to Section 7.3(c) or (v) Seller’s right to bring or maintain any Proceeding against Buyer subject to the limitations set forth herein.

(c) If in order to obtain payment of any amounts due pursuant to this Section 7.3, Seller commences a Proceeding that results in a final, non- appealable judgment against Buyer for any of the Termination Fee (it being acknowledged and agreed by Buyer that Seller in such instance would have the right to commence any such Proceeding), Buyer shall pay to Seller all of the documented and reasonable out-of-pocket costs and expenses actually incurred or accrued by Buyer (including reasonable attorneys’ fees) in connection with such rest shall accrue on the amount of the Termination Fee from the date such payment or release from escrow was required to be made pursuant to the terms of this Agreement until the date of payment or release from escrow at the rate of five percent (5%) per annum.

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(d) The Parties hereby acknowledge and agree that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement, and (ii) each of the Escrow Termination Fee payable by Buyer pursuant to this Section 7.3 and the Audit Termination Fee payable on behalf of Buyer (made by the Escrow Agent’s release of all amounts in the Escrow Account) pursuant to this Section 7.3 is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination. Each Party covenants and agrees that it will not take any position that is in any way inconsistent with the immediately preceding sentence.”

(o)	The following definitions are appended to Section 8.10:

“Audit Expenses” means all fees, costs and expenses incurred by or on behalf of the Persons set forth on Schedule 8.10(a) in connection with this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and relating to the negotiation, preparation and execution of this Agreement and the Ancillary Agreements, and the performance and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the Audit.

“Fraud” means actual, deliberate and intentional fraud under Delaware law committed by a Party involving a statement of fact in the express representations and warranties in this Agreement (as modified by the Schedules) with the specific intent of deceiving another Party to enter into this Agreement, and on which such other Party reasonably relies and suffers damages by reason of such reliance. For the avoidance of doubt, (a) Fraud shall not include equitable fraud, constructive fraud, statutory fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness, negligence or similar theories, and (b) the giving of a representation or warranty without scienter shall not constitute Fraud.

“Losses” means all damages, losses, claims, liabilities, costs and expenses actually incurred or paid, but shall not include (a) any consequential, indirect, incidental, special, unforeseen, exemplary or punitive damages, including diminution of value, lost profits, lost revenues, business interruption, loss of business reputation or opportunity or any damages based on any type of multiple and (b) any costs and expenses that are not documented, reasonable, out-of-pocket and paid to third parties.

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(p)	The following clauses are appended to the end of Section 8.12 Specific Performance:

“ (a) Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller or Buyer could not be adequately compensated in all cases by monetary damages alone, even if available. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, before or after the Closing, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 8.12 and (ii) the exclusive jurisdiction of the courts set forth in Section 8.4 with respect to any action brought for any such remedy.

(b) Each Party further agrees that (i) by seeking the remedies provided for in this Section 8.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted and (ii) nothing set forth in this Section 8.12 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 8.12 prior or as a condition to exercising any termination right under Article VII, nor shall the commencement of any action pursuant to this Section 8.12 or anything set forth in this Section 8.12 restrict or limit any such Party’s right to terminate this Agreement in accordance with Article VII, or pursue any other remedies under this Agreement that may be available then or thereafter.”

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RATIFICATION

Section 2. Ratification of the Agreement. Except as expressly modified by this Addendum, all terms and conditions of the Agreement remain in full force and effect. This Addendum and the Agreement shall be read and construed as one document and shall be governed by and construed in accordance with the laws of the state of Florida.

IN WITNESS WHEREOF, each of the Parties has caused this Addendum to be executed on its behalf by its officers thereunto duly authorized, and the Principals have also duly executed this Addendum, all at or on the date and year first above written.

ShiftPixy, Inc., a Wyoming corporation

By:	/s/ Scott W. Absher
Name:	Scott W. Absher
Title:	Chief Executive Officer

Human Bees, Inc., a California corporation

By:	/s/ Ranil Piyaratna
Name:	Ranil Piyaratna
Title:	CFO

Principal

By:	/s/ Geetesh Goyal
Name:	Geetesh Goyal
Title:	Individually

Principal

By:	/s/ Ranil Piyaratna
Name:	Ranil Piyaratna
Title:	Individually

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